Exhibit 10.1

HealthStream, Inc.
Board of Directors
Compensation Committee
Cash Incentive Bonus Plan — 2015

Overview:

Pursuant to the HealthStream, Inc. 2010 Stock Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of HealthStream, Inc. (the “Company”) hereby establishes this 2015 Cash Incentive Bonus Plan (the “Plan”). The Plan is the cash-based, short-term incentive portion of HealthStream’s incentive compensation structure. The purpose of the Plan is to specify appropriate opportunities to earn a cash bonus with respect to the Company’s 2015 fiscal year in order to reward officers of the Company (“Management”) for the Company’s financial performance during fiscal year 2015 and to further align their interests with those of the shareholders of the Company.

Definitions:

•	Actual Operating Income before bonuses – The Company’s Operating Income achieved in fiscal 2015, excluding bonuses.

•	[REDACTED]

•	Incremental Operating Income - Actual Operating Income before bonuses less Target Operating Income.

•	Operating Income - Operating income for the 2015 fiscal year calculated in accordance with generally accepted accounting principles and consistent with the Company’s past practice and presented in the Company’s audited financial statements, provided the following expenses are excluded from the calculation of Operating Income: acquisition expenses for transactions within the calendar year and operating income (loss) from acquisitions consummated during the calendar year (the “Excluded Expenses”). The Committee has the negative discretion to include the Excluded Expenses in the calculation of Operating Income.

•	Target Operating Income – Operating Income for the 2015 fiscal year in an amount established by the Committee by resolution within the first 90 days of the Company’s 2015 fiscal year.

2015 Financial Measure and Plan Principles:

1.	The financial measure for 2015 is Operating Income - Operating Income will be the financial measure for 2015.

2.	The bonus pool is funded by Incremental Operating Income - Bonuses will be earned from the amount of Incremental Operating Income.

3.	Incremental Operating Income is shared by shareholders of the Company and Management - Only a portion of the Incremental Operating Income will be used to fund the bonus pool. Shareholders will realize 100% of Incremental Operating Income once bonus pools have been funded to the maximum levels established by the Plan.

The Plan

Eligibility

Three groups are eligible for participation in the Plan:

•	Executive Team – Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents may earn up to 30% of base salary.

•	[REDACTED]

•	[REDACTED]

•	Exclusions - Members of the Executive Team or [REDACTED] with a commission based incentive compensation plan shall not be eligible to participate in the Plan.

Incentive Payout

Payouts under the Plan shall be determined as follows:

1.	The Company’s Incremental Operating Income will be determined by subtracting the Target Operating Income from Actual Operating Income before bonuses. The Incremental Operating Income will then be multiplied by a percentage for [REDACTED], the Executive Team and [REDACTED], respectively.

2.	[REDACTED]

3.	[REDACTED]

4.	The Executive Team Bonus Pool will be limited to 30% of Executive Team total base salaries.

5.	While the maximum percentage of base salary that each group of participants is eligible to earn under the Plan shall remain set during the Plan year, bonus pool amounts may change due to impact of hiring, terminating, or promoting eligible participants during the Plan year. Management shall have discretion as to whether and to what extent newly hired and newly promoted employees who would otherwise qualify to participate in the Plan are allowed to participate in the Plan during the Plan year of such individuals hiring or promotion.